Exhibit 99.1

Warrior Met Coal Reports Fourth Quarter and Full Year 2020 Results

Cash Flow Continued to be Positive in Fourth Quarter
Strong Balance Sheet Drives Ongoing Capital Investments to Position Company for Long Term Success

BROOKWOOD, AL - February 24, 2021 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the fourth quarter and full-year 2020. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported a fourth quarter 2020 net loss of $33.7 million, or $0.66 per diluted share, compared to net income of $20.8 million, or $0.41 per diluted share, in the fourth quarter of 2019. Adjusted net loss for the fourth quarter of 2020 was $0.63 per diluted share compared to adjusted net income of $0.32 per diluted share in the fourth quarter of 2019. The Company reported Adjusted EBITDA of $9.2 million in the fourth quarter of 2020, compared to Adjusted EBITDA of $45.0 million in the fourth quarter of 2019.

“Despite the ongoing impact of COVID-19 on met coal demand and pricing worldwide, we were pleased to be cash flow positive again in the fourth quarter and nearly breakeven for the year,” commented Walt Scheller, CEO of Warrior. “We are carefully managing operating costs to address the significant short-term headwinds. At the same time, we are purposefully making capital investments in our mining operations that will benefit the Company into the future. We are strongly capitalized and well-positioned to restart our growth trajectory when the global economy returns to higher steel production, met coal demand and pricing.”

Warrior reported full year 2020 net loss of $35.8 million and adjusted net loss of $34.8 million, or net loss of $0.70 per diluted share and adjusted net loss of $0.68 per diluted share, compared to net income of $301.7 million and adjusted net income of $288.6 million, or net income of $5.86 per diluted share and adjusted net income of $5.61 per diluted share, in 2019. The Company reported Adjusted EBITDA of $108.3 million for the full year 2020 compared to $485.7 million in 2019.

Operating Results
The Company produced 1.8 million short tons of met coal in the fourth quarter of 2020 compared to 1.8 million short tons in the fourth quarter of 2019. For the full year of 2020, the Company produced 7.9 million short tons, or a decrease of 7.2% compared to 2019. Sales volume in the fourth quarter of 2020 was 2.2 million short tons compared to 1.7 million short tons in the fourth quarter of 2019. Sales volumes for the full year 2020 were 7.4 million short tons, or a decrease of 7.0% compared to 2019. Inventory levels rose to 998 thousand short tons at the end of December 31, 2020 from the 749 thousand short tons at the end of 2019.

Additional Financial Results
Total revenues were $212.3 million for the fourth quarter of 2020, including $206.3 million in mining revenues, which consisted of met coal sales of 2.2 million short tons at an average net selling price of $93.54 per short ton, net of demurrage and other charges. This compares to total revenues of $204.9 million in the fourth quarter of 2019. During the quarter, global met coal markets continued to be weak in response to slow steel demand and other macroeconomic issues in the global economy. The average net selling price of the Company's met coal declined from $119.67 per short ton in the fourth quarter of 2019 to $93.54 per short ton in the fourth quarter of 2020. Despite a pullback in met coal prices, the Company sold its met coal in the fourth quarter of 2020 at 102% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) Platts Premium LV FOB Australian Index (the "Platts Index”) price.

Cost of sales for the fourth quarter of 2020 was $191.5 million compared to $142.7 million for the fourth quarter of 2019. Cash cost of sales (including mining, transportation and royalty costs) for the fourth quarter of 2020 were $190.4 million, or 92.3% of mining revenues, compared to $141.9 million, or 71.7% of mining revenues in the same period of 2019. Cash cost of sales (free-on-board port) per short ton increased slightly to $86.37 in the fourth quarter of 2020 from $85.74 in the fourth quarter of 2019. The full year 2020 cash cost of sales per short ton was $83.74, which represented our lowest annual cash cost per short ton since going public. This reflects our low and variable cost structure and a focus on cost control during periods of depressed met coal prices.

Selling, general and administrative expenses for the fourth quarter of 2020 were $7.8 million, or 3.7% of total revenues. Depreciation and depletion costs for the fourth quarter of 2020 were $39.3 million, or 18.5% of total revenues. Warrior incurred net interest expense of $8.5 million during the fourth quarter of 2020. Income tax benefit was $10.8 million in the fourth quarter of 2020 due to a loss before income taxes of $44.5 million and additional marginal gas well credits.

Cash Flow and Liquidity
The Company generated positive cash flows from operating activities in the fourth quarter of 2020 of $30.5 million, despite a low met coal pricing environment, compared to $24.5 million in the fourth quarter of 2019. Capital expenditures and mine development costs for the fourth quarter of 2020 were $29.3 million, resulting in positive free cash flow of $1.2 million. Cash flows used in financing activities for the fourth quarter of 2020 were $5.9 million, primarily due to payments of capital lease obligations of $3.3 million, and the payment of dividends of $2.6 million.

The Company generated $112.6 million of cash flows from operating activities for the full year 2020 compared to $532.8 million in 2019. Capital expenditures and mine development costs for the full year 2020 were $114.6 million. Cash flows provided by financing activities for the full year 2020 were $14.1 million, primarily due to a net $40.0 million of borrowings under the ABL Facility. This was offset by payments of dividends of $10.4 million and payments on capital lease obligations of $14.2 million.

Net working capital, excluding cash, for the fourth quarter of 2020 decreased by $20.0 million from the third quarter of 2020, primarily reflecting a decrease in inventory due to higher sales volume. Net working capital, excluding cash, for the full year 2020 decreased by $19.0 million from the prior year, primarily reflecting lower accounts receivable, the collection of an income tax refund partially offset by an increase in inventories and prepaid expenses and other receivables.
The Company’s total liquidity as of December 31, 2020 was $243.5 million, consisting of cash and cash equivalents of $211.9 million and available liquidity under its ABL Facility of $31.6 million, net of borrowings of $40.0 million and outstanding letters of credit of $9.4 million.

Capital Allocation
On February 18, 2021, the board of directors declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.6 million, which will be paid on March 8, 2021 to stockholders of record as of the close of business on March 1, 2021.

Company Outlook
Due to ongoing uncertainty related to the COVID-19 pandemic, the Chinese ban on Australian coal and other potentially disruptive factors, Warrior will not be providing full year 2021 guidance at this time. We expect to return to providing guidance once there is further clarity on these issues. We continue to evaluate the impact of COVID-19 and these other potentially disruptive factors on our business, although we believe that it is premature to speculate on when the economies of the countries in which our customers are located will reopen on a sustained basis and lead to a return of normalized demand for met coal.

We continue to appropriately adjust our operational needs, including managing expenses, capital expenditures, working capital, cash flows and liquidity. We have delayed the development of the Blue Creek project until at least the summer of 2021. This decision was not based on changes in the perceived value of the project, but rather on our short-term focus of preserving cash and liquidity. Our Stock Repurchase Program also remains temporarily suspended.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2020 results today, February 24, 2020, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET February 24, 2020 until 6:30 p.m. ET on March 5, 2020. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10150383.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2020 guidance, the impact of COVID-19 on its business and that of its customers, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures, future effective income tax rates and payment of cash taxes, if any. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers, the inability of the Company to effectively operate its mines and the resulting decrease in production, the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2020 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	For the three months ended December 31,		For the twelve months ended December 31,
	2020	2019	2020	2019
Revenues:
Sales	$206,261	$198,048	$761,871	$1,235,998
Other revenues	5,992	6,853	20,867	32,311
Total revenues	212,253	204,901	782,738	1,268,309
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	191,509	142,707	625,170	720,745
Cost of other revenues (exclusive of items shown separately below)	11,469	6,481	33,736	29,828
Depreciation and depletion	39,279	23,678	118,092	97,330
Selling, general and administrative	7,774	7,964	32,879	37,014
Total costs and expenses	250,031	180,830	809,877	884,917
Operating (loss) income	(37,778)	24,071	(27,139)	383,392
Interest expense, net	(8,463)	(6,542)	(32,310)	(29,335)
Loss on early extinguishment of debt	—	—	—	(9,756)
Other income	1,722	—	3,544	22,815
(Loss) income before income tax (benefit) expense	(44,519)	17,529	(55,905)	367,116
Income tax (benefit) expense	(10,808)	(3,222)	(20,144)	65,417
Net (loss) income	$(33,711)	$20,751	$(35,761)	$301,699
Basic and diluted net (loss) income per share:
Net (loss) income per share—basic	$(0.66)	$0.41	$(0.70)	$5.87
Net (loss) income per share—diluted	$(0.66)	$0.41	$(0.70)	$5.86
Weighted average number of shares outstanding—basic	51,190	51,051	51,168	51,363
Weighted average number of shares outstanding—diluted	51,190	51,201	51,168	51,493
Dividends per share:	$0.05	$0.05	$0.20	$4.61

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended December 31,		For the twelve months ended December 31,
(short tons in thousands)(1)	2020	2019	2020	2019
Tons sold	2,205	1,655	7,424	7,980
Tons produced	1,760	1,813	7,862	8,470
Gross price realization (2)	102%	97%	96%	98%
Average net selling price	$93.54	$119.67	$102.62	$154.89
Cash cost of sales (free on board port) per short ton (3)	$86.37	$85.74	$83.74	$89.95
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and twelve months ended December 31, 2020 and 2019, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2020	2019	2020	2019
Cost of sales	191,509	142,707	625,170	720,745
Asset retirement obligation accretion and valuation adjustments	(596)	(399)	(1,702)	(1,519)
Stock compensation expense	(477)	(405)	(1,789)	(1,405)
Cash cost of sales (free-on-board port)(3)	$190,436	$141,903	$621,679	$717,821

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended December 31,		For the twelve months ended December 31,
(in thousands)	2020	2019	2020	2019
Net (loss) income	$(33,711)	$20,751	$(35,761)	$301,699
Interest expense, net	8,463	6,542	32,310	29,335
Income tax (benefit) expense	(10,808)	(3,222)	(20,144)	65,417
Depreciation and depletion	39,279	23,678	118,092	97,330
Asset retirement obligation accretion and valuation adjustments	433	(10,327)	2,631	(7,891)
Stock compensation expense	1,968	1,602	7,602	5,820
Other non-cash accretion and valuation adjustments	4,955	5,970	6,014	7,042
Loss on early extinguishment of debt	—	—	—	9,756
Other income and expenses	(1,429)	—	(2,468)	(22,815)
Adjusted EBITDA (4)	$9,150	$44,994	$108,276	$485,693
Adjusted EBITDA margin (5)	4.3%	22.0%	13.8%	38.3%
(4)  Adjusted EBITDA is defined as net (loss) income before net interest expense, income tax (benefit) expense, depreciation and depletion, non-cash asset retirement obligation accretion and valuation adjustments, non-cash stock compensation expense, other non-cash accretion and valuation adjustments, loss on early extinguishment of debt and other income and expenses.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net (loss) income, (loss) income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended December 31,		For the twelve months ended December 31,
	2020	2019	2020	2019
Net (loss) income	$(33,711)	$20,751	$(35,761)	$301,699
Asset retirement obligation valuation adjustments, net of tax	(238)	(9,089)	(238)	(9,089)
Other non-cash valuation adjustments, net of tax	2,944	4,613	2,944	4,613
Loss on early extinguishment of debt, net of tax	—	—	—	9,756
Other income and expenses, net of tax	(1,026)	—	(1,772)	(18,331)
Adjusted net (loss) income(6)	$(32,031)	$16,275	$(34,827)	$288,648

Weighted average number of basic shares outstanding	51,190	51,051	51,168	51,363
Weighted average number of diluted shares outstanding	51,190	51,201	51,168	51,493

Adjusted basic net (loss) income per share:	$(0.63)	$0.32	$(0.68)	$5.62
Adjusted diluted net (loss) income per share:	$(0.63)	$0.32	$(0.68)	$5.61
(6)    Adjusted net (loss) income is defined as net (loss) income net of asset retirement obligation valuation adjustment, other non-cash valuation adjustments, loss on early extinguishment of debt and other income and expenses, net of tax (based on each respective period's effective tax rate). Adjusted net (loss) income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net (loss) income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net (loss) income should not be considered in isolation, nor as an alternative to net (loss) income under GAAP. We believe adjusted net (loss) income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net (loss) income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)

	For the three months ended December 31,		For the twelve months ended December 31,
	2020	2019	2020	2019
OPERATING ACTIVITIES:
Net (loss) income	$(33,711)	$20,751	$(35,761)	$301,699
Non-cash adjustments to reconcile net (loss) income to net cash provided by operating activities	31,294	15,220	109,796	174,859
Changes in operating assets and liabilities:
Trade accounts receivable	(1,881)	9,774	16,173	38,928
Income tax receivable	—	375	24,274	21,795
Inventories	30,422	(10,203)	(13,465)	(30,491)
Prepaid expenses and other receivables	(13,468)	(3,216)	(19,374)	3,864
Accounts payable	4,192	(5,340)	15,361	13,409
Accrued expenses and other current liabilities	763	(17,962)	(3,936)	(17,317)
Other	12,862	15,150	19,558	26,068
Net cash provided by operating activities	30,473	24,549	112,626	532,814
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, and other	(15,429)	(28,912)	(87,488)	(107,278)
Mine development costs	(13,836)	(4,994)	(27,093)	(23,392)
Proceeds from sale of property, plant and equipment and other	159	3	159	3,127
Other	—	—	6,233	(6,670)
Net cash used in investing activities	(29,106)	(33,903)	(108,189)	(134,213)
FINANCING ACTIVITIES:
Net cash (used in) provided by financing activities	(5,864)	(6,766)	14,096	(411,623)
Net (decrease) increase in cash and cash equivalents and restricted cash	(4,497)	(16,120)	18,533	(13,022)
Cash and cash equivalents and restricted cash at beginning of period	216,413	209,503	193,383	206,405
Cash and cash equivalents and restricted cash at end of period	$211,916	$193,383	$211,916	$193,383

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$30,473	$24,549	$112,626	$532,814
Purchases of property, plant and equipment and mine development costs	(29,265)	(33,906)	(114,581)	(130,670)
Free cash flow (7)	$1,208	$(9,357)	$(1,955)	$402,144
Free cash flow conversion (8)	13.2%	(20.8)%	(1.8)%	82.8%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$211,916	$193,383
Short-term investments	8,504	14,675
Trade accounts receivable	83,298	99,471
Income tax receivable	—	12,925
Inventories, net	118,713	97,901
Prepaid expenses and other receivables	45,052	25,691
Total current assets	467,483	444,046
Mineral interests, net	100,855	110,130
Property, plant and equipment, net	637,108	606,200
Non-current income tax receivable	—	11,349
Deferred income taxes	174,372	154,297
Other long-term assets	14,118	18,242
Total assets	$1,393,936	$1,344,264
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,110	$46,436
Accrued expenses	86,108	65,755
Short term financing lease liabilities	14,385	10,146
Other current liabilities	10,715	6,615
Total current liabilities	170,318	128,952
Long-term debt	379,908	339,189
Asset retirement obligations	57,553	53,583
Long term financing lease liabilities	24,091	25,528
Other long-term liabilities	36,825	31,430
Total liabilities	668,695	578,682
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 53,408,040 issued and 51,186,199 outstanding as of December 31, 2020 and 53,293,449 issued and 51,071,608 outstanding as of December 31, 2019)	534	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of December 31, 2020 and December 31, 2019)	(50,576)	(50,576)
Additional paid in capital	249,746	243,932
Retained earnings	525,537	571,693
Total stockholders’ equity	725,241	765,582
Total liabilities and stockholders’ equity	$1,393,936	$1,344,264